EXHIBIT 10.36

AMENDMENT TO THE

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN FOR

OUTSIDE DIRECTORS OF TIDEWATER INC.

Preamble

WHEREAS, the Amended and Restated Deferred Compensation Plan for Outside Directors of Tidewater Inc. (the “Plan”) was frozen as to future deferrals on November 2006, and continues in effect only with respect to previously deferred amounts currently being paid out in annual installments to former directors through the Plan; and

WHEREAS, the Board of Directors of Tidewater Inc. (the “Company”) wishes to adopt certain amendments to the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to previously deferred amounts that are currently being paid out to former participants.

NOW, THEREFORE, the Plan shall be amended as follows:

I

Section 8.2 shall be amended in its entirety to read as follows:

8.2 TIMING OF DISTRIBUTION. As soon as practicable after the expiration of the Deferral Period, all amounts credited to a Director shall be distributed to him (or his designated beneficiary) in cash in a single lump-sum payment, unless the Director has elected to receive the annual installment payments over not less than two nor more than ten years. An election to receive the distribution in installments must be made at least 13 months prior to the end of the Deferral Period and may be made at the time of the deferral election or at a later time on the form provided as Exhibit “B” to the Plan. A change to a deferral election or form of distribution election hereunder will be permitted only prior to December 31, 2008 in compliance with the transition rules of Section 409A. If payment in the form of annual installment payments is elected, the second and remaining annual installment payments, if any, shall be payable on the successive anniversary dates of the first payment. If a Director who has deferred Compensation under the Plan dies while a member of the Board, or after commencing to receive a distribution under this Article, then any remaining payments shall be payable to the Director’s designated beneficiary as directed by the Director on Exhibit “C” to the Plan.

II

Section 8.5 shall be amended in its entirety to read as follows:

8.5 DISTRIBUTION DUE TO HARDSHIP. A Director may request a distribution due to Hardship by submitting a written request to the Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as a Hardship. The Committee shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a distribution due to a Hardship is approved, the distribution is limited to an amount sufficient to meet the emergency. The allowed distribution shall be payable in a method determined by the Committee as soon as possible after approval of such distribution, but no later than 90 days following the occurrence of the Hardship. The Director does not have the right to designate the taxable year of the Hardship payment. A Director who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of a Hardship. The Committee may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the emergency.

“Hardship” means an unforeseeable emergency, as defined in Section 409A.

III

Section 8.7 shall be amended in its entirety to read as follows:

8.7 CHANGE OF CONTROL

Distribution upon a Change of Control. Notwithstanding the fact that the Deferral Period may not have ended and notwithstanding a prior election by a Director to have deferred Compensation distributed in installments, if, prior to a Change of Control and in accordance with the Section 409A transition rules in effect until December 31, 2008 and other applicable tax requirements, a Director shall have elected in a form and manner reasonably satisfactory to the Company that his Investment Fund Unit account (including, without limitation, deferred Compensation, interest, dividends and earnings thereon, and any amount attributable to Stock Units that were automatically converted upon the occurrence of the Change of Control) shall be distributed to the Director in a lump sum upon a Change of Control, such amount shall be so paid.

(a) Definition of Change of Control. As used in the Plan, “Change of Control” shall have the definition set forth below, provided that such “Change of Control” also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial position of the Company’s assets, as such terms are defined in Section 409A:

(i) the acquisition by any ‘Person’ (as defined in Section 8.7(c) hereof) of ‘Beneficial Ownership’ (as defined in Section 8.7(c) hereof) of 30% or more of the outstanding Shares of the Company’s Common Stock, $0.10 par value per share (the ‘Common Stock’) or 30% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subsection 8.7(b)(i), the following shall not constitute a Change of Control:

(A) any acquisition (other than a ‘Business Combination’ (as defined in Section 8.7(b)(iii) hereof) which constitutes a Change of Control under Section 8.7(b)(iii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company or its subsidiaries,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D) any acquisition of Common Stock by any corporation pursuant to a Business Combination which does not constitute a Change of Control under Section 8.7(b)(iii) hereof; or

(ii) individuals who, as of the effective date of this amendment to the Plan, constitute the Board (the ‘Incumbent Board’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this amendment to the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii) consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a ‘Business Combination’), in each case, unless, immediately following such Business Combination,

(A) the individuals and entities who were the Beneficial Owners of the Company’s outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation (as defined in Section 8.7(c) hereof), and

(B) except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(C) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent

Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b) Other Definitions. As used in Section 8.7(b) hereof, the following words or terms shall have the meanings indicated:

(i) Affiliate: ‘Affiliate’ (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

(ii) Beneficial Owner: ‘Beneficial Owner’ (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.

(iii) Person: ‘Person’ shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that ‘Person’ shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(iv) Post-Transaction Corporation: Unless a Change of Control includes a Business Combination (as defined in Section 8.7(b)(iii) hereof), ‘Post-Transaction Corporation’ shall mean the Company after the Change of Control. If a Change of Control includes a Business Combination, ‘Post-Transaction Corporation’ shall mean the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, ‘Post-Transaction Corporation’ shall mean such ultimate parent corporation.”

IV

Section 10.8 shall be amended in its entirety to read as follows:

10.8 COMPLIANCE WITH SECTION 409A. The Plan is intended to comply with Section 409A and shall be construed accordingly.

Executed effective as of the 30th day of January, 2008.

Tidewater Inc.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Senior Vice President,
Secretary, and General Counsel

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